Exhibit 10.1

EMPLOYMENT AND EXECUTIVE SEVERANCE AGREEMENT

This EMPLOYMENT AND EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”), effective as of September 14, 2007, is entered into by and between, THOMAS W. STEIPP (“Executive”) and SYMMETRICOM, INC. (the “Company”).

RECITALS

WHEREAS, Executive is currently employed by the Company as President and Chief Executive Officer;

WHEREAS, the parties now desire to supersede and replace the Employment Agreement dated July 1, 2001, and the Change of Control Retention Agreement dated July 1, 2001, and any other agreement relating to Executive’s employment with the Company or Executive’s severance benefits in the event of his severance from employment with the terms and provisions set forth herein;

WHEREAS, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control, and the Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company;

WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders; and

WHEREAS, the Board believes that it is imperative to provide the Executive with retention/severance benefits following a Change of Control which provides the Executive with enhanced financial security and provides incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                      EMPLOYMENT PERIOD.

1.1          Basic Term.   The Company shall employ Executive from the date of this Agreement through December 31, 2007 (the “Term Date”), or such later date through which this Agreement may be extended under Section 1.2, unless Executive is terminated sooner in accordance with Section 4.

1.2          Renewal.  Unless terminated sooner in accordance with Section 4, this Agreement shall be renewed for an additional one (1) year period on the Term Date and on each anniversary thereof, unless one party gives to the other advance written notice of nonrenewal at least 60 days prior to such date.  The Company may elect not to renew this Agreement only for Cause, within the meaning of Section 12.1.

2.                                      POSITION AND RESPONSIBILITIES.

2.1          Position.  Executive accepts employment with the Company as Chief Executive Officer and shall perform all services appropriate to that position.

2.2          Outside Activity.  Except upon the prior written consent of the Company, Executive, during his employment with the Company, shall not engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company, create a conflict of interest with the Company, or otherwise interfere with the business of the Company or any of its affiliates.

3.                                      COMPENSATION AND BENEFITS.

3.1          Base Salary.  Executive’s base salary shall be at the annual rate of $475,000 for fiscal 2007 (the year ending June 30, 2007). At or near each fiscal year thereafter, Executive’s annual base salary shall be increased by an amount mutually determined by Executive and the Board of Directors or its Compensation Committee.

3.2          Incentive Compensation.  Executive shall participate in the Company’s Management Incentive Plan, the terms of which shall be determined each fiscal year by the Board of Directors or the Compensation Committee. For fiscal year 2007 Executive shall be eligible to earn up to 75% of Executive’s Base Salary as Incentive Compensation (“Target Bonus”).  The maximum Target Bonus may be adjusted from time to time by the Compensation Committee in their sole discretion.  The exact amount of the Target Bonus awarded the Executive in any given year shall be determined by the Compensation Committee in their sole discretion.

3.3          Equity Compensation.  The parties acknowledge that Executive has the same right to participate in the Company’s current Stock Option Plan and in future Stock Option Plans as other Company executives.

3.4          Relocation Assistance.  The parties acknowledge that the Company provided Executive certain assistance in relocating to the San Francisco Bay Area from Atlanta, Georgia, including the extension of two loans, the principal terms and conditions of which are as follows:

(a)           Interest-Bearing Loan. In March 1998, the Company loaned Executive the principal amount of $400,000, with an interest rate of 6.0% (the “Interest-Bearing Loan”), and agreed to forgive such principal and interest in four equal installments. The four forgiveness installments were made on June 30, 1998, 1999, 2000 and 2001.

(b)           Interest-Free Loan.  In March 1998, the Company loaned Executive the principal amount of $500,000, free of interest (the “Interest-Free Loan”). This loan is intended to qualify as a relocation loan under Section 7872 of the Internal Revenue Code. Except as provided in Section 4 of this Agreement, the Interest-Free Loan shall become: (y) due and payable in a single installment on the tenth anniversary of its making (March 25, 2008); and (z) interest-bearing in the event Executive ceases to be an employee of  the Company.

3.5          Benefits.  Executive shall receive the following benefits.

(a)           eligibility to participate in the SymmetriCom Executive Medical Plan;

(b)           long-term disability insurance coverage;

(c)           life insurance coverage;

(d)           eligibility to participate in the Company’s retirement and deferred compensation plans; and

(e)           four weeks’ annual paid vacation.

3.6          Business Equipment.  The Company shall furnish Executive with such computers, software, peripheral equipment and Internet access as Executive shall reasonably require for his business and home offices, and shall pay the associated monthly maintenance and access costs therefor.  The Company also shall furnish Executive with a cellular telephone, and shall pay the monthly telephone bill therefor.

4.                                      TERMINATION OF EMPLOYMENT.

4.1          By Death.  Executive’s employment shall terminate upon his death. In the event of such termination, the Company shall:  (a) pay to Executive’s estate each month through the end of the second month following the month in which Executive’s death occurred an amount equal to the monthly salary to which Executive was entitled under Section 3.1 at the time of his death; (b) promptly transfer to Executive’s estate any accrued but unpaid incentive compensation to which Executive may have been entitled under Section 3.2; and (c) promptly reimburse Executive’s estate for any outstanding reasonable business expenses incurred by Executive prior to his death.   Thereafter, the Company’s obligations hereunder shall terminate. This Section shall not affect entitlement of Executive’s estate or beneficiaries to death benefits under any benefit provided to Executive by the Company.

4.2          By Disability.  This Agreement shall terminate as of the end of the calendar month in which Executive: (a) is and has been during each of the immediately preceding five (5) or more consecutive whole calendar months unable to perform his duties under this Agreement because of mental or physical illness or injury; and (b) has been determined by the insurer that issued the Company’s long-term disability policy in effect pursuant to Section 3.5 to be eligible to commence receiving long-term disability benefits. In the event of such termination, the Company shall: (i) pay Executive the salary to which he is entitled pursuant to Section 3.1 through the date of termination; (ii) promptly transfer to Executive’s estate any accrued but unpaid incentive compensation to which Executive may have been entitled under Section 3.2; and (iii) promptly reimburse Executive for any outstanding reasonable business expenses incurred by Executive prior to his termination.  Thereafter, the obligations of the Company shall terminate. This Section shall not in any way diminish Executive’s right to receive disability insurance proceeds.

4.3          By the Company for Cause.  The Company may terminate Executive’s employment for Cause (as defined in Section 12) without notice at any time after the written warning and minimum cure period have been provided in accordance with Section 12. In the event of such termination, the Company shall: (a) pay Executive the salary to which he is entitled pursuant to Section 3.1 through the date of termination; (b) promptly transfer to Executive any accrued but unpaid incentive compensation to which he is entitled pursuant to Section 3.2; and (c) promptly pay any outstanding reasonable business expenses incurred by Executive prior to such termination.  Thereafter, the obligations of the Company shall terminate.

4.4          By the Company Other Than for Cause (Including Non-Renewal) or By Executive for Good Reason.  Except as expressly provided in Section 4.2 or 4.5, if Executive is terminated from the Company other than for Cause, or if the Company fails to renew this Agreement other than for Cause, or if Executive resigns from the Company for Good Reason within 90 days following the event constituting Good Reason, then the Company shall:

(a)           within 30 days of such termination, pay Executive a lump sum equal to the sum of (i) Executive’s annual base salary as in effect as of the date of such termination, and (ii) 100% of Executive’s Target Bonus for the year prior to the year in which the termination occurs;

(b)           provide to Executive 100% Company-paid health, dental, vision and life insurance coverage at the same level of coverage as was provided to Executive immediately prior to the date of termination (the “Company-Paid Coverage”). If such coverage included the Executive’s dependents immediately prior to the date of termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of: (i) the end of the 18th month following the month in which the date of termination occurred, or (ii) the date that the Executive and his dependents become covered under another employer’s group health, dental, vision and life insurance plans that provide Executive and his dependents with comparable benefits and levels of coverage.  For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Executive and his dependents shall be the date upon which the Company-Paid Coverage terminates;

(c)           forgive any remaining amounts due on the loans described in Section 3.4, and within 30 days of such forgiveness of indebtedness shall pay Executive in a single lump sum an amount (“Gross-Up Payment”) estimated by the Company in good faith to be an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the total federal and state taxes imposed upon the forgiveness of indebtedness.

4.5          By Executive Other Than For Good Reason. At any time after the Term Date, Executive may terminate his employment, other than for Good Reason, by providing the Company at least sixty (60) days’ advance written notice.  The Company shall have the option, in its complete discretion, to make Executive’s termination effective at any time prior to the end of such notice period. Should Executive terminate his employment under this provision, the

Company shall pay Executive all salary and incentive compensation earned through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period, not to exceed 60 days. Thereafter, except as set forth herein, all of the Company’s obligations under this Agreement shall cease.

4.6          By Change of Control.  Notwithstanding Sections 4.1 – 4.5, if there is a Change of Control, payments to Executive upon termination of employment shall be determined in accordance with this Section 4.6.

(a)           Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Within 12 Months Following A Change of Control.  If Executive’s employment with the Company terminates within 12 months following a Change of Control by virtue of (x) an involuntary termination by the Company other than for Cause, (y) Executive’s death or Disability, or (z) a voluntary termination for Good Reason, then the Company shall provide Executive with the following benefits:

(i)            Base Salary and Target Bonus Payment. Within 30 days of the triggering event, pay Executive a lump sum equal to three times the sum of (x) Executive’s annual base salary as in effect as of the date of such termination, and (y) 100% of Executive’s Target Bonus for the year prior to the year in which the payment occurs;

(ii)           Equity Compensation Vesting. Immediately and fully vest Executive’s outstanding stock options and shares of stock, if any, subject to restricted stock purchase agreements;

(iii)         COBRA and Life Insurance. Provide to Executive, upon his termination of employment with the Company, 100% Company-paid health, dental, vision and life insurance coverage at the same level of coverage as was provided to Executive immediately prior to the date of termination (the “Company-Paid Coverage”). If such coverage included the Executive’s dependents immediately prior to the date of termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (x) the end of the 18th month following the month in which the date of termination occurred, or (y) the date that the Executive and his dependents become covered under another employer’s group health, dental, vision and life insurance plans that provide Executive and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Executive and his dependents shall be the date upon which the Company-Paid Coverage terminates.

(b)           Voluntary Resignation; Termination for Cause. If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (and is not a voluntary termination for Good Reason), or if the Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company, except that Executive shall receive the Company-Paid Coverage if he remains employed with the Company for 12 months following a Change of Control.

(c)           Termination After the 12 Month Period Following a Change of Control. In the event the Executive’s employment is terminated for any reason after the 12 month period following a Change of Control, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefits plans or pursuant to other written agreements with the Company.

5.             TAXATION OF SEVERANCE BENEFITS.

In the event that the benefits provided for in Section 4.6 of this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code, then the Company shall pay Executive an amount (“Gross-Up Payment”) such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the Payments. Such Gross-Up Payment shall be paid to the Executive by the end of the calendar year next following the calendar year in which the Executive or the Company remits the excise tax imposed by Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and Executive(the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonable incur in connection with any calculations contemplated by this Section 5.

6.                                      NO SOLICITATION/RAIDING OF EMPLOYEES.

Executive acknowledges and agrees that the Company has invested substantial time and effort in assembling its staff.  Accordingly, Executive agrees and covenants that, for a period of 18 months following the termination of his employment with Company pursuant to Section 4.4, above, Executive will not, directly or indirectly, attempt to recruit, induce or solicit any employee to leave his/her employment with the Company.

7.                                      NON-DISCLOSURE.

Executive agrees to maintain in strict confidence any confidential and proprietary information pertaining to the business of the Company, its agents, representatives, officers, staff and all related entities.

8.                                      CONSIDERATION FOR NO SOLICITATION/RAIDING OF EMPLOYEES AND NON-DISCLOSURE.

In consideration of Executive’s covenants and promises herein contained in Sections 6 and 7, and notwithstanding any provision in any Stock Option Plan or Stock Agreement, 1/3 of the shares subject to unvested stock options held by Executive, and 1/3 of any unvested restricted stock held by Executive, shall be vested immediately upon the termination of his employment with the Company pursuant to Section 4.4 above.  Executive shall have until the first anniversary of the date of termination to exercise any such options as to which the vesting shall have been accelerated in accordance with this Section 8.

9.                                      SUCCESSORS.

9.1          Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9.1 or which becomes bound by the terms of this Agreement by operation of law.

9.2          Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.                               NOTICES.

10.1        General. Notices and all other communications contemplated by Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, one day following mailing via Federal Express or similar overnight courier service, upon facsimile transmission, after confirmation of receipt of such transmission, or as of five business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.2        Notice of Termination. Any termination by the Company for Cause or by Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10.1, above, and after the period for cure, as required by Section 12, has been provided. Such notice shall indicate the specific termination provision in this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated and specify the termination date, which shall be not more than 30 days after the giving of such notice. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of a voluntary termination for Good Reason shall not waive any right of

Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

11.                               MISCELLANEOUS PROVISIONS.

11.1        No Duty to Mitigate. Executive shall not be required to mitigate the value of any benefits contemplated by the Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source.

11.2        Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.3        Entire Agreement. No agreements, representations or understandings whether oral or written, express or implied) which are not expressly set forth or referenced in this Agreement (including without limitation the the Interest Free Loan) have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof.  To the extent the terms of this Agreement conflict in any way with the terms of any other agreement between the Company and the Executive, the terms of this Agreement shall control.  Effective upon the effective date hereof  the Employment Agreement dated July 1, 2001, and the Change of Control Retention Agreement dated July 1, 2001 shall be terminated and of no further force or effect.

11.4        Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, with the exception of its conflict of laws provisions.

11.5        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

11.6        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

11.7        Attorneys’ Fees. The Company hereby agrees to pay the cost of Executive’s attorney’s fees reasonably incurred in negotiating and documenting the terms of this Agreement. In the event of a controversy arising in connection with the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to receive the cost of his or its reasonable attorney’s fees from the non-prevailing party.

12.                               DEFINITIONS.

The following terms referred to in this Agreement shall have the following meanings:

12.1        Cause. Termination shall be for “Cause” if:

(a)           Executive grossly neglects significant duties he is required to perform or egregiously violates a material written policy of the Company, other than as a result of incapacity due to physical or mental illness, and, after (i) being warned in writing, and (ii) having had a reasonable opportunity to cure (the length of such cure period to be determined by taking into account the nature of the conduct resulting in the warning, but in no event to be less than 30 days), continues to grossly neglect such duties or egregiously violate the specified Company policy;

(b)           Executive commits a material act of dishonesty or fraud; or

(c)           Executive is convicted of any serious felony.

12.2        Good Reason. “Good Reason” means any one or more of the following events which the Company fails to cure by the Company within the 30-day period immediately following written notice from Executive to the Company of the occurrence of such event:

(a)           a significant reduction in Executive’s title, authority, duties or reporting relationships; provided, however, that “Good Reason” shall not exist merely by reason of a Change of Control to the extent that after such Change of Control, Executive is the Chief Executive Officer of the Company;

(b)           without Executive’s express written consent, the relocation of Executive’s principal place of employment to a location more than 30 miles from Executive’s current residence;

(c)           any failure by the Company or its affiliates to pay, or any reduction by the Company or its affiliates of, Executive’s base salary, incentive compensation, equity compensation or benefits received by Executive (prior to any Change of Control if Section 4.6 is applicable.

12.3        Other than for Cause. Involuntary termination shall be “other than for Cause” unless Executive is terminated for engaging in conduct described in Section 12.1.

12.4        Change in Control. “Change in Control” means:

(a)           the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert;

(b)           any transaction or series of related transactions that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 45% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (i) a subsidiary of the Company, (ii) an employee stock ownership plan for employees of the Company or (iii) a company formed to hold the Company’s common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company;

(c)           a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company;

(d)           the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 55% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

13.          SECTION 409A.

Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 13 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

THOMAS W. STEIPP

/s/ Thomas W. Steipp

	Date:	September 14, 2007

SYMMETRICOM, INC.

By:	/s/ William Slater

	Name:	William Slater

Its:	Executive Vice President Finance and Administration and Chief Financial Officer

Date:	September 14, 2007